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                             SHAREHOLDERS AGREEMENT

On December 30,1996, in Warsaw
TVN Ltd. with its seat in Warsaw, hereinafter referred to as "TVN", represented by the President of the Management Board Mariusz Walter and the Vice-President of the Management Board Wojciech Prokofi

and

AMBRESA Ltd. with its seat in Warsaw, hereinafter referred to as "AMBRESA", represented by the President of the Management Board Maciejewicz and the Vice-President of the Management Board Anatol Nowik,

concluded the following agreement:

Whereas, pursuant to the intentions of TVN and the remaining shareholders of Telewizja Wis_a Ltd. (hereinafter referred to as "Wis_a"), AMBRESA, constituting in 100% the affiliate of BRE, shall purchase from PRiKB REALBUD 31 334 shares in the share capital of Wis_a;

Whereas TVN, which can ensure respective staffing and financial resources, pursuant to the suggestions of Krajowa Rada Radiofonii i Telewizji, undertakes to establish the federation of regional broadcasters of television programs, achieving this purpose by, among others, the acquisition of the shares in the share capital of Wisla and providing Wisla with necessary program and financial support;

Whereas, the realization of the process of establishing the federation of regional broadcasters of television programs shall require strict cooperation of TVN and AMBRESA as the shareholders holding the majority of participation in the share capital of Wisla;

The Parties resolve as follows:

                                    Article 1

1. The parties undertake to strictly cooperate in the matters which require the adoption of resolutions by the shareholders of Wis_a. AMBRESA, acknowledging that TVN is the only shareholder of Wis_a experienced in the scope of emission of television programs, undertakes to take into account the opinion of TVN in all the matters concerning Wis_a, in the scope which does not infringe upon basic interests of AMBRESA.

2. With reference to the cooperation referred to in par. 1, the parties to this agreement undertake to vote during the next assembly of shareholders of Wis_a, for the adoption of the resolution on the increase of the share capital of Wis_a, by the amount of 11,200,000 (eleven million two hundred thousand) zlotys and for covering the shares and making full contribution in exchange for the shares, pursuant to the following:

        a) TVN shall acquire 54,880 (fifty four thousand eight hundred and eighty) shares in the increased share capital, in the amount of

               100 (one hundred) zlotys each, of the overall value of 5,488,000 (five million four hundred eighty eight thousand) zlotys;

        b) AMBRESA shall acquire 30,520 (thirty thousand five hundred and twenty) shares in the increased share capital, in the amount of 100 (one hundred) zlotys each, of the overall value of 3,052,000 (three million fifty two thousand) zlotys;

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                                    Article 2

1. TVN undertakes to purchase or to indicate an entity that shall purchase from AMBRESA on conditions stipulated below:

        a) 31,334 (thirty one thousand three hundred thirty four) shares in the share capital of Wis_a, which AMBRESA shall purchase from PRiKB REALBUD;

        b) 30,520 (thirty thousand five hundred and twenty) shares covered pursuant to the provisions of art. 1 par. 2 item b) in the increased share capital of Wis_a;

        c) any other shares which may be covered or acquired by AMBRESA in the scope of cooperation stipulated in the hereby agreement.

               The shares referred to in items a) - c), shall be hereinafter referred to jointly as the"Option Shares".

2. The sale price of the Option Shares shall be calculated on the basis of the following formula: the purchase price or the price of covering the shares by AMBRESA (including borne costs, such as stamp duties), increased by 1 %.

3. The obligation on the part of TVN to purchase the Option Shares referred to in par. 1, shall be an irrevocable offer of purchase of the Option Shares. This offer may be accepted by AMBRESA starting from the first day after the lapse of one year from the date of execution of the hereby agreement, for the period of 3 months.

4. AMBRESA hereby grants an irrevocable power of attorney to Altheimer & Gray Polska Ltd. , to accept for and on behalf of AMBRESA the purchase offer regarding the Option Shares. The irrevocable form of the power of attorneys is justified by the form of legal relationship between the parties to the hereby agreement.

5. Should AMBRESA intend to sell or in any other way dispose of the Option Shares, prior to the lapse of the period specified in par. 3, to other entities than stipulated in par. 1, TVN, or the entity appointed by TVN, shall be entitled to pre-emptive right with reference to the Option Shares. Such right may be executed within 3 months from the date of the receipt by TVN of the notification on the content of the agreement on the sale of the Option Shares, or from the date of other legal action on the basis of which the sale of the Option Shares shall be executed. The price, at which TVN shall be entitled to execute its pre-emptive right, shall be the lower amount from the following: (i) the price payable for the Option Shares pursuant to par. 2; and (ii) the price or an economic advantage gained by AMBRESA pursuant to the legal action intending to dispose of the Option Shares.

6. Should, as a result of the acceptance by AMBRESA of the purchase offer regarding the Option Shares within the period specified under par. 3, TVN or the entity appointed by TVN fail to fulfil their obligation to purchase the Option Shares, then the pre-emptive right referred to in par. 5 shall expire, and AMBRESA shall be entitled to dispose of the Option Shares for the benefit of

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        another entity, whereas TVN shall be obliged to pay to AMBRESA as damages, the difference between the amount obtained from the sale of the Option Shares to the third parties, and the price payable pursuant to par. 2.

7. AMBRESA undertakes not to encumber the Option Shares with any obligation or property rights established for the benefit of the third parties.

                                    Article 3

In order to ensure performance of the obligations by TVN referred to in art. 2 par. 1, TVN undertakes to make an irregular deposit, in the understanding of art. 845 of the Civil Code, for the period of fifteen months, in form of the amount of 11,409,895.00 zlotys.

                                    Article 4

Any amendments to the hereby agreement shall be made in writing, in order to be effective.

                                    Article 5

Stamp duty relating to the sale of the Option Shares shall be borne by the buyer.

                                    Article 6

This Agreement has been executed in two counterparts, one for each party.

TVN Ltd.                                              AMBRESA Ltd.

/illegible signatures/                                /illegible signatures/

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